UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 21, 2014

Brekford Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-52719	20-408662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7020 Dorsey Road, Hanover, Maryland	21076
(Address of principal executive offices)	(Zip Code)

(443) 557-0200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On March 21, 2014, Brekford Corp. (the “Company”), as borrower, and PNC Bank, National Association (“PNC”) as lender, executed a Fourth Amendment to Loan Documents (the “Modification Agreement”) relating to the Company’s credit facility with PNC (the “Credit Facility”), pursuant to which (i) the revolving line of credit was changed to $2.0 million, (ii) the maturity date of the Credit Facility was extended to August 31, 2014, (iii) the interest rate applicable to outstanding principal was changed to the daily LIBOR rate plus 3.0%, (iv) the existing financial covenants were eliminated, (v) an Interest Coverage Ratio, defined as current quarter EBITDA to current quarter interest, was added and specified to be (a) 1.0 to 1.0 for the quarter ending March 31, 2014 and (b) 1.5 to 1.0 for the quarter ending June 30, 2014, and (vi) a waiver of covenants was granted for the quarter ending December 31, 2013.  All other terms and conditions of the Credit Facility remain unchanged

In addition to the Modification Agreement, the Credit Facility is evidenced by (i) a $3,000,000 Committed Line of Credit Note, dated as of June 28, 2012, (i) a Loan Agreement, dated as of June 28, 2012, (iii) a Security Agreement, dated as of June 28, 2012, (iv) Subordination Agreements, dated as of June 28, 2012, among the Company, PNC and each of C.B. Brechin and Scott Rutherford, (v) a First Amendment to Loan Documents, dated as of December 21, 2012, (vi) a Waiver and Second Amendment to Loan Documents, dated as of July 18, 2013, (vii) a Second [sic] Amendment to Loan Documents, dated as of September 28, 2013, and (viii) a Borrowing Base Rider, effective September 28, 2013.

The foregoing is only a summary of the material provisions of the Modification Agreement and is qualified in its entirety by the terms of that document, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014 as required by Item 601(b)(10) of the SEC’s Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREKFORD CORP.

Dated: March 21, 2014	By:	/s/ C.B. Brechin
C.B. Brechin
Chief Executive Officer and
Chief Financial Officer